SCP Pool Corporation

Craig K. Hubbard
Chief Financial Officer
985/892-5521 x 117

SCP POOL REPORTS RECORD SECOND QUARTER 2001 RESULTS

_________________

DILUTED EARNINGS PER SHARE INCREASE 27%

COVINGTON, La. (July 17, 2001) – SCP Pool Corporation (the “Company” or “SCP”) (Nasdaq/NM:POOL) today reported record results for the second quarter of 2001.

Net sales for the three months ended June 30, 2001 increased $76.8 million, or 30%, to $332.1 million, compared to $255.3 million in the comparable 2000 period. Acquired service centers, Superior Pool Products in 2000 and the pool division of Hughes Supply in 2001, contributed $71.3 million to the increase. The same store sales increase of 1% and new service centers provided the balance of the increase. Gross profit margin increased 140 basis points to 26.6% in the second quarter of 2001 from 25.2% for the same period last year. Operating profit margin for the quarter increased on a same store basis by 0.7% while overall operating margins decreased slightly to 12.8% from 13.0% for the same quarter last year. Net income for the second quarter increased by 29% to $25.5 million, or $1.42 per share diluted, compared to $19.8 million, or $1.12 per share diluted, for the same quarter last year. Acquisitions in the past year provided $0.16 accretion in diluted earnings per share.

“Despite lost building days due to higher than normal rainfall and a weak start for retail and above ground pools, our focus on gross margins and expense control enabled us to realize our second quarter profit objectives,” commented Manuel Perez de la Mesa, President & CEO. “We also continued to make progress in the integration of acquisitions as we endeavor to increase the value provided to both our customers and suppliers as we further SCP’s position in the industry.”

POOL Reports Second Quarter 2001 Results

July 17, 2001

Net sales for the six months ended June 30, 2001 increased $111.2 million, or 30%, to $487.6 million, compared to $376.4 million in the comparable 2000 period. Acquired service centers contributed $105.3 million to the increase. The balance of the increase is attributable to new service centers as year to date same store sales were relatively unchanged. Gross profit margin increased 120 basis points to 26.0% in the first six months of 2001 from 24.8% for the same period last year. Operating profit margin for the first six months increased by 0.6% on a same store basis while overall operating margins decreased slightly to 9.4% from 9.5% in the same period last year. Net income for the first six months increased by 26% to $26.5 million, or $1.48 per share diluted, compared to $21.0 million, or $1.19 per share diluted, for the same period in 2000. Acquisitions in the past year provided $0.12 accretion in diluted earnings per share.

“The strength and resiliency of the swimming pool industry is evidenced by SCP’s performance even with adverse weather and a soft economy,” remarked W.B. Sexton, Chairman of the Board.

Same store sales growth is calculated using a 15-month convention, whereby all newly opened service centers, all newly acquired service centers and all consolidated service centers are excluded from the calculation for a period of 15 months. At June 30, 2001, there were 107 service centers included in the calculation of same store sales. Of the excluded service centers, 2 were new service centers open less than 15 months, 52 service centers were acquired through acquisitions within the last 15 months and 1 consolidated service center was excluded.

SCP Pool Corporation is the largest independent distributor of swimming pool supplies and related products. As of July 17, 2001, the Company operated 162 service centers in 36 states, the United Kingdom and France, through which it distributes more than 60,000 national brand and private label products to approximately 38,000 customers.

POOL Reports Second Quarter 2001 Results

July 17, 2001

Consolidated Statements of Income

(Dollars, in thousands except per share data)	Three Months		Six Months
(Unaudited)	Ended		Ended
	June 30,		June 30,
	2001	2000	2001	2000

Net sales	332,130	255,324	487,644	376,408
Cost of sales	243,827	190,872	360,930	282,981

Gross profit	88,303	64,452	126,714	93,427
Selling and administrative expenses	45,177	30,890	79,707	56,746
Goodwill amortization	577	434	1,113	874

Operating income	42,549	33,128	45,894	35,807

Other income (expense)
Interest expense	(1,413)	(1,138)	(2,900)	(1,852)
Amortization expense	(378)	(223)	(741)	(445)
Miscellaneous income	636	256	849	494

	(1,155)	(1,105)	(2,792)	(1,803)

Income before income taxes	41,394	32,023	43,102	34,004
Income taxes	15,928	12,228	16,594	12,967

Net income	25,466	19,795	26,508	21,037

Net income per share of common stock
Basic	1.49	1.17	1.55	1.24
Diluted	1.42	1.12	1.48	1.19

Average shares outstanding
Basic	17,091	16,950	17,063	17,001
Diluted	17,947	17,698	17,914	17,697

POOL Reports Second Quarter 2001 Results

July 17, 2001

Consolidated Balance Sheets

(Dollars, in thousands)	(Unaudited)	(Note)
	June 30,	December 31,
	2001	2000

Assets
Current assets
Cash and cash equivalents	2,962	3,431
Receivables, net	134,418	53,255
Product inventories, net	137,766	116,849
Prepaid expenses	3,420	1,510
Deferred income taxes	2,884	3,135

Total current assets	281,450	178,180

Property and equipment, net	11,922	9,229
Goodwill, net	77,989	59,744
Other assets, net	5,240	4,752

Total assets	376,601	251,905

Liabilities and stockholders' equity
Current liabilities
Accounts payable	101,913	68,144
Accrued and other current liabilities	31,776	14,878
Note payable	23,000	—
Current portion of long-term debt	5,750	6,250

Total current liabilities	162,439	89,272

Deferred income taxes	4,458	4,697
Long-term debt, less current portion	58,026	34,741

Total stockholders' equity	151,678	123,195

Total liabilities and stockholders' equity	376,601	251,905

Note:	The balance sheet at December 31, 2000 has been derived from the audited financial statements at that date.

POOL Reports Second Quarter 2001 Results

July 17, 2001

Condensed Consolidated Statements of Cash Flows

(Dollars, in thousands)	Six Months Ended
(Unaudited)	June 30,
	2001	2000

Operating activities
Net income	26,508	21,037
Adjustments to reconcile net income to net cash
(used in)/provided by operating activities	5,282	3,528
Changes in operating assets and liabilities, net of
effects of acquisitions
Receivables	(69,693)	(60,697)
Product inventories	6,234	(25,944)
Accounts payable	21,914	31,641
Other	11,763	13,764

Net cash (used in)/provided by operating activities	2,008	(16,671)

Investing activities
Acquisition of business, net of cash acquired	(25,059)	(130)
Purchase of property and equipment	(2,020)	(1,856)
Proceeds from the sale of property and equipment	33	9

Net cash used in investing activities	(27,046)	(1,977)

Financing activities
Net proceeds from revolving loan	25,285	23,625
Payments on long-term debt	(2,500)	(2,500)
Issuance of common stock	1,955	1,267
Purchase of treasury stock	—	(4,376)

Net cash provided by financing activities	24,740	18,016
Effect of exchange rate changes on cash	(171)	(165)

Change in cash and cash equivalents	(469)	(797)
Cash and cash equivalents at beginning of period	3,431	3,958

Cash and cash equivalents at end of period	2,962	3,161

Supplemental disclosure of non-cash investing
and financing activities
Debt issued to acquire business	23,000	—